SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement

(Pursuant to Section 14(a) of the Securities Exchange Act of 1934)

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MEDNAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1301 Concord Terrace

Sunrise, Florida 33323-2825

(954) 384-0175

March 24, 2009

Dear MEDNAX Shareholder:

You are cordially invited to attend the 2009 Annual Shareholders’ Meeting of MEDNAX, Inc. (“MEDNAX”) on Wednesday, May 6, 2009, beginning at 10:00 a.m., EDT, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

At the annual meeting, we will ask you to vote on the election of Roger J. Medel, M.D., Cesar L. Alvarez, Waldemar A. Carlo, M.D., Michael B. Fernandez, Roger K. Freeman, M.D., Paul G. Gabos, Dany Garcia, Pascal J. Goldschmidt, M.D., Manuel Kadre and Enrique J. Sosa to MEDNAX’s Board of Directors, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year and to consider and act upon any other business properly brought before the meeting. Please vote on all the matters described in our Proxy Statement. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the 10 nominees for Director stated above, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

Under the rules of the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) on or about March 24, 2009 to MEDNAX’s shareholders of record on March 10, 2009. The E-Proxy Notice contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the E-Proxy Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. You may vote your shares over the Internet as described in the E-Proxy Notice. As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Voting by telephone, over the Internet or by mailing a proxy card will not limit your right to attend the annual meeting and vote your shares in person.

We appreciate your continued support of our Company.

Sincerely,

Roger J. Medel, M.D.

Chief Executive Officer

MEDNAX, INC.

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2009

To the Shareholders of MEDNAX, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Shareholders’ Meeting of MEDNAX, Inc., a Florida corporation (“MEDNAX”), will be held at 10:00 a.m., EDT, on Wednesday, May 6, 2009, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326, for the following purposes, as more fully described in our Proxy Statement:

•

to elect Roger J. Medel, M.D., Cesar L. Alvarez, Waldemar A. Carlo, M.D., Michael B. Fernandez, Roger K. Freeman, M.D., Paul G. Gabos, Dany Garcia, Pascal J. Goldschmidt, M.D., Manuel Kadre and Enrique J. Sosa as Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year; and

•	to consider and act upon such other business as may properly come before the annual meeting.

The Board of Directors of MEDNAX has fixed the close of business on March 10, 2009 as the record date for determining those shareholders entitled to notice of, to attend and to vote at the meeting and any postponement or adjournment thereof.

Whether or not you plan to attend, please vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”). As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Shareholders who vote over the Internet, following the instructions provided in the E-Proxy Notice, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

Thomas W. Hawkins

Senior Vice President,

General Counsel and Secretary

Sunrise, Florida

March 24, 2009

i

ii

MEDNAX, INC.

1301 Concord Terrace

Sunrise, Florida 33323-2825

PROXY STATEMENT

We are furnishing this Proxy Statement and related materials to MEDNAX’s shareholders as part of the solicitation of proxies by MEDNAX’s Board of Directors for use at MEDNAX’s 2009 Annual Shareholders’ Meeting and at any postponement or adjournment of the meeting. As used in this Proxy Statement, unless the context otherwise requires, the terms “MEDNAX,” “we,” “us,” “our” and the “Company” refer to the parent company, MEDNAX, Inc., a Florida corporation, and the consolidated subsidiaries through which its businesses are actually conducted (collectively “MEDNAX Subsidiaries”).

On December 31, 2008, Pediatrix Medical Group, Inc., a Florida corporation (“Pediatrix”) and MEDNAX completed a holding company formation transaction that established MEDNAX as the parent company of Pediatrix, now known as MEDNAX Services, Inc. Throughout this Proxy Statement, when we refer to MEDNAX or to the Company in reference to activities that occurred prior to the reorganization on December 31, 2008, we are referring to Pediatrix, and when we refer to the Company in reference to activities occurring after the reorganization, we are referring to MEDNAX, except to the extent the context otherwise indicates. As a result of the reorganization, the common stock of MEDNAX replaced the common stock of Pediatrix. Additionally, the Board of Directors and Executive Officers for Pediatrix became the Board of Directors and Executive Officers for MEDNAX, and the compensation policies of Pediatrix became the compensation policies of MEDNAX.

Under the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy materials to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by mail instead of mailing a printed copy of our proxy materials, which include our Proxy Statement and Annual Report, to all MEDNAX shareholders. The E-Proxy Notice will instruct you on how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you how you may submit your proxy via the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the E-Proxy Notice.

We are mailing the E-Proxy Notice on or about March 24, 2009 to MEDNAX’s shareholders of record on March 10, 2009.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

MEDNAX’s 2009 Annual Shareholders’ Meeting will be held on Wednesday, May 6, 2009, beginning at 10:00 a.m., local time, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

What Is the Purpose of the Annual Meeting?

At the annual meeting, MEDNAX’s shareholders will be asked to:

•	elect 10 Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 10, 2009, the record date for the meeting, are entitled to notice of, to attend and to vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 45,684,993 shares of our common stock were issued and outstanding and were held by approximately 237 holders of record.

What Are the Voting Rights of MEDNAX’s Shareholders?

MEDNAX’s shareholders have one vote per share of our common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of our common stock on the close of business on March 10, 2009, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the meeting in person or by proxy. If a quorum is not present at the meeting, MEDNAX expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions, including broker non-votes (as described below), will be counted as shares present and entitled to vote for the purposes of determining the presence or absence of a quorum.

What Are “Broker Non-Votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of Directors and ratification of the appointment of independent auditors. In addition, if other matters are properly brought before the meeting and are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes.”

How Are Abstentions and Broker Non-Votes Treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either in favor of or against the election of the nominees for Director or the ratification of the appointment of our independent registered certified public accounting firm.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a brokerage firm, they may be voted by the brokerage firm to the extent described above even if you do not give the brokerage firm specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

How Do I Vote?

You can vote in any of the following ways:

To vote via the Internet:

•	Follow the instructions on your proxy card and the E-Proxy Notice; and

•	Vote your shares as instructed on your proxy card and E-Proxy Notice.

To vote by telephone:

•	Dial 1-800-690-6903 from any touch-tone telephone at any time up until 11:59 P.M. EDT on May 5, 2009; and

•	Have your proxy card in hand and follow the instructions given to you on the line;

To vote by mail if you are a registered shareholder who received a paper proxy card:

•	Mark, sign and date your proxy card; and

•	Return it in the envelope provided.

To vote if you hold in “street name,” follow the instructions of your bank or broker or vote in person as described below.

To vote in person if you hold in “street name”:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

To vote in person if you are a registered shareholder:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.

What Vote Is Required for the Proposals?

Assuming that a quorum is present at the annual meeting, Director nominees receiving the greatest number of affirmative votes from holders of our common stock will be elected as Directors of MEDNAX.

Assuming that a quorum is present, ratification of the appointment of our independent registered certified public accounting firm requires a majority of the votes cast on the proposal at the annual meeting.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	“FOR” the election of each of the 10 nominees for Director named in this Proxy Statement; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

How Will My Proxy Holders Vote?

The enclosed proxy designates Roger J. Medel, M.D., our Chief Executive Officer, Thomas W. Hawkins, our Senior Vice President, General Counsel and Secretary, and Karl B. Wagner, our Chief Financial Officer, each with full power of substitution, to hold your proxy and vote your shares. Dr. Medel and Messrs. Hawkins and Wagner will vote all shares of our common stock represented by proxies properly submitted via telephone or the Internet or properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Dr. Medel and Messrs. Hawkins and Wagner intend to vote all shares of our common stock represented by proxies properly submitted via telephone, or the Internet, or that are properly executed by the record holder but otherwise do not contain voting instructions, as follows:

•	“FOR” the election of each of the 10 nominees for Director named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year; and

•	in accordance with the recommendation of MEDNAX’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

Voting by telephone, over the Internet or by mailing a proxy card does not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy, whether submitted via telephone, the Internet or mailed, at any time prior to its exercise by filing with MEDNAX’s corporate secretary a duly executed revocation of proxy, by properly submitting, either by telephone, mail or Internet, a proxy to MEDNAX’s corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

MEDNAX will bear the cost of the solicitation of proxies from its shareholders, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the E-Proxy Notice. In addition to solicitations by mail, MEDNAX’s Directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. MEDNAX will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. MEDNAX will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

PROPOSAL 1: ELECTION OF MEDNAX’S DIRECTORS

MEDNAX’s Articles of Incorporation and Bylaws, each as amended and restated, provide that the number of Directors constituting MEDNAX’s Board of Directors will be determined from time to time by resolution adopted by MEDNAX’s Board of Directors. MEDNAX’s Board of Directors currently consists of 10 members.

All of MEDNAX’s incumbent Directors have been nominated by MEDNAX’s Board of Directors as Directors to be elected at the annual meeting in 2009 by the holders of our common stock.

The nominees for Director are as follows:

•	Roger J. Medel, M.D., who has served as a Director since 1979;

•	Cesar L. Alvarez, who has served as Chairman of the Board of Directors since May 2004 and as a Director since March 1997;

•	Waldemar A. Carlo, M.D., who has served as a Director since June 1999;

•	Michael B. Fernandez, who has served as a Director since October 1995;

•	Roger K. Freeman, M.D., who has served as a Director since May 2002;

•	Paul G. Gabos, who has served as a Director since November 2002;

•	Dany Garcia, who has served as a Director since November 2008;

•	Pascal J. Goldschmidt, M.D., who has served as a Director since March 2006;

•	Manuel Kadre, who has served as a Director since May 2007; and

•	Enrique J. Sosa, who has served as a Director since May 2004.

Please see below under “Directors, Executive Officers and Key Employees” for the biographies of these nominees for Director.

Each Director elected will serve for a term expiring at MEDNAX’s 2010 Annual Meeting of Shareholders, which is expected to be held in May 2010, or until his or her successor has been duly elected and qualified.

MEDNAX’s Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by MEDNAX’s Board of Directors, unless the proxies provide otherwise.

If a quorum is present at the annual meeting, the 10 nominees receiving the highest number of votes “FOR” election will be elected to the Board of Directors of MEDNAX. Proxies will be voted “FOR” all such nominees absent contrary instructions.

MEDNAX’s Board of Directors recommends a vote “FOR” the election of each of the 10 nominees for Director.

GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved for our shareholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our Board of Directors’ mission is to further the long-term interests of our shareholders. Members of the Board of Directors are kept informed of MEDNAX’s business through discussions with MEDNAX’s management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Significant communications between our Directors and senior management occur apart from such meetings.

Questions and Answers About Our Corporate Governance Practices

What Committees Have Our Board of Directors Established?

The standing committees of MEDNAX’s Board of Directors are the Executive Committee, the Medical Science and Technology Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters for these committees, as well as our corporate governance principles, are available on our website at www.mednax.com. Our Internet website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto are not incorporated into this Proxy Statement. A copy of our committee charters and corporate governance principles are also available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323.

How Many Times Did Our Board of Directors Meet During 2008?

During 2008, MEDNAX’s Board of Directors held nine meetings and took various actions by unanimous written consent. Committees of the Board of Directors held a combined total of 25 meetings and also took actions by unanimous written consent. Each incumbent Director attended at least 75% of the total number of meetings of MEDNAX’s Board of Directors and its committees held during 2008 during the period he or she was a member thereof. Although MEDNAX has no formal policy with respect to its Directors’ attendance at MEDNAX’s annual shareholders’ meetings, in 2008 all of our incumbent Directors attended the annual shareholders’ meeting except Dr. Goldschmidt, who was unable to attend.

Are a Majority of Our Directors Independent?

Our Board of Directors has reviewed information about each of our non-employee Directors and made the determination that we have a majority of independent Directors on our Board of Directors. In arriving at this conclusion, our Board of Directors made the affirmative determination that each of Drs. Carlo and Freeman, Ms. Garcia and Messrs. Alvarez, Fernandez, Gabos, Sosa and Kadre meet the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules. Our adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our website at www.mednax.com.

Who Is the “Chairman of the Board” or “Presiding Director”?

Following each annual meeting of the shareholders, MEDNAX’s Board of Directors designates a non-management Director as “Chairman of the Board” or, alternatively, as “Presiding Director.” In addition to other responsibilities, the Chairman of the Board or Presiding Director presides over meetings of our non-management Directors. At least once a year, the Chairman of the Board or Presiding Director also presides over meetings of our independent Directors. Following our 2008 annual meeting of shareholders, our Board of Directors appointed Mr. Alvarez to serve as Chairman of the Board.

How Can Shareholders Communicate with the Board of Directors?

Anyone who has a concern about MEDNAX’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors (or Presiding Director), our non-management Directors, the Chairman of the Audit Committee or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Chief Compliance Officer, MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323, or reported by phone at 877-835-5764. All such concerns will be forwarded to the appropriate Directors for their review, and will be simultaneously reviewed and addressed by the Company’s General Counsel or Chief Compliance Officer in the same way that other concerns are addressed by us. MEDNAX’s Code of Conduct, which is discussed below, prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Has MEDNAX Adopted a Code of Conduct?

MEDNAX has adopted a Code of Conduct that applies to all Directors, officers, employees and independent contractors of MEDNAX and its affiliated medical practices. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code that applies to any of MEDNAX’s executive officers or Directors by posting such information on our website at www.mednax.com.

MEDNAX has also adopted a Code of Professional Conduct — Finance that applies to all employees with access to, and responsibility for, matters of finance and financial management, including MEDNAX’s Chief Executive Officer and Chief Financial Officer. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code that applies to any of MEDNAX’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website at www.mednax.com.

The text of our Code of Conduct and the Code of Professional Conduct — Finance is available on our website at www.mednax.com and upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MEDNAX’s Board of Directors. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MEDNAX’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MEDNAX’s management and independent auditors.

Our primary function is to assist the Board of Directors in their evaluation and oversight of the integrity of MEDNAX’s financial statements, the qualifications and independence of MEDNAX’s independent auditors and the performance of MEDNAX’s audit functions. In addition, while we are also responsible for assisting the Board of Directors in their evaluation and oversight of MEDNAX’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations or MEDNAX’s Compliance Plan and related policies.

We also oversee MEDNAX’s auditing, accounting and financial reporting processes generally. Management is responsible for MEDNAX’s financial statements and the financial reporting process, including the system of internal controls. We also review the preparation by management of MEDNAX’s quarterly and annual financial statements. MEDNAX’s independent auditors, who are accountable to us, are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of MEDNAX in conformity with generally accepted accounting principles in the United States. MEDNAX’s independent auditors are also responsible for auditing and reporting on the effective operation of MEDNAX’s internal control over financial reporting. We are responsible for retaining MEDNAX’s independent auditors, and maintain sole responsibility for their compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent auditors, and on an annual basis discussing with the independent auditors all significant relationships they have with MEDNAX to determine their independence.

In fulfilling our oversight role, we met and held discussions with MEDNAX’s management and independent auditors. Management advised us that MEDNAX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2008. In addition, we reviewed and discussed the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of MEDNAX’s periodic reports, key accounting and reporting issues and the scope, adequacy and assessments of MEDNAX’s internal controls and disclosure controls and procedures with management and MEDNAX’s independent auditors. We discussed privately with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The independent auditors also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors matters relating to their independence. We also reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal-quality control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and the independent auditors of MEDNAX’s audited consolidated financial statements and internal controls over financial reporting and the independent auditors’ report on such financial statements and their evaluation of MEDNAX’s internal controls over financial reporting, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in MEDNAX’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Paul G. Gabos

Manuel Kadre

Enrique J. Sosa

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MEDNAX’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Michael B. Fernandez

Waldemar A. Carlo, M.D.

Manuel Kadre

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Description of MEDNAX’s Executive Officers and Directors

MEDNAX’s executive officers and Directors are as follows:

Name	Age	Position with MEDNAX
Roger J. Medel, M.D. (1)	62	Chief Executive Officer and Director
Cesar L. Alvarez (1)	61	Chairman of the Board of Directors
Waldemar A. Carlo, M.D. (3)(5)	56	Director
Michael B. Fernandez (3)(4)	56	Director
Roger K. Freeman, M.D. (4)(5)	73	Director
Paul G. Gabos (1)(2)	43	Director
Dany Garcia	40	Director
Pascal J. Goldschmidt, M.D. (5)	54	Director
Manuel Kadre (2)(3)	43	Director
Enrique J. Sosa (2)(4)	68	Director
Joseph M. Calabro	48	President and Chief Operating Officer
David A. Clark	42	Chief Operating Officer, Pediatrix Division
Thomas W. Hawkins	47	Senior Vice President, General Counsel and Secretary
Frederick V. Miller, M.D.	53	President, Pediatrix Division
Karl B. Wagner	43	Chief Financial Officer

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Medical Science and Technology Committee.

Roger J. Medel, M.D. has been a Director of the Company since he co-founded it in 1979. Dr. Medel served as the Company’s President until May 2000 and as Chief Executive Officer until December 2002. In March 2003, Dr. Medel reassumed the position of President, serving in that position until May 2004, and Chief Executive Officer, a position in which he continues to serve today. Dr. Medel is a member of the Board of Trustees of the University of Miami and a member of the Board of Directors of MBF Healthcare Acquisition Corp. Dr. Medel participates as a member of several medical and professional organizations.

Cesar L. Alvarez was elected as Chairman of the Board of Directors in May 2004 and has been a Director since March 1997. Mr. Alvarez has served since 1997 as the Chief Executive Officer of the international law firm of Greenberg Traurig, P.A. Mr. Alvarez also serves on the Board of Directors of Watsco, Inc. and Fairholme Funds, Inc.

Waldemar A. Carlo, M.D. was elected as a Director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama School of Medicine since 1991. Dr. Carlo also has served as Director of Newborn Nurseries at the University of Alabama Medical Center and the Children’s Hospital of Alabama since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has received numerous research awards and grants and has lectured extensively, both nationally and internationally.

Michael B. Fernandez was elected as a Director in October 1995. Mr. Fernandez has served as Chairman and is and has been a Managing Director of MBF Healthcare Partners, L.P., a private equity firm focused on investing in healthcare service companies, since February 2005 and has been Chairman and Chief Executive Officer of MBF Healthcare Acquisition Corp. since June 2006. He is also the Chairman of Navarro Discount Pharmacies, LLC. Mr. Fernandez previously served as Chairman and Chief Executive Officer of CarePlus Health

Plans Inc., a managed care HMO, from January 2003 until February 2005, and as Chairman and Chief Executive Officer of Physicians Healthcare Plans, Inc., a Florida-based HMO, from 1992 until December 2002. Presently, Mr. Fernandez also serves on the Board of Directors of various private entities, including Healthcare Atlantic, Inc., a holding company that operates various health care entities.

Roger K. Freeman, M.D. was elected as a Director in May 2002. Dr. Freeman is a maternal-fetal medicine physician. In 1975, he founded Perinatal Associates of Southern California, a physician practice group that has been affiliated with the Company since we acquired Magella Healthcare Corporation (“Magella”) in May 2001. In September 1999, Dr. Freeman retired from the private practice of medicine. Dr. Freeman has served on many national and local OB/GYN and maternal-fetal organizations. He is currently a member of the Long Beach Memorial Medical Center Foundation Board and serves on the Board of Directors of Todd Cancer Institute at Long Beach Memorial Hospital. Dr. Freeman has authored numerous articles and three books.

Paul G. Gabos was elected as a Director in November 2002. Mr. Gabos has served as Chief Financial Officer of Lincare Holdings Inc. since June 1997 and previously served as Vice President — Administration for Lincare. Prior to joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds, Inc.

Dany Garcia was elected as a Director in November 2008. Ms. Garcia is the founder and, for the last five years, the Chief Executive Officer of JDM Partners LLC, an investment advisory firm that specializes in providing investment counsel to high net worth individuals, families and corporations.

Pascal J. Goldschmidt, M.D. was elected as a Director in March 2006. Dr. Goldschmidt has been the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine since April 2006. Previously, Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt currently serves on the Board of Directors of Opko Health, Inc.

Manuel Kadre was elected as a Director in May 2007. Mr. Kadre has served since 1995 as Vice President, General Counsel and Secretary of CC1 Companies, Inc., which distributes Coca-Cola and other beverage products in markets throughout the Caribbean. Mr. Kadre also serves on the Board of Directors of Equity Media Holdings Corporation, the Board of Trustees of the University of Miami and on the Board of Governors of University of Miami Hospital.

Enrique J. Sosa was elected as a Director in May 2004. Mr. Sosa is currently a Director of FMC Corporation and Northern Trust Corporation. Mr. Sosa, who is presently retired, served as President of BP Amoco Chemicals from January 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors.

Joseph M. Calabro joined the Company in January 1996 as Chief Information Officer. In January 2000 Mr. Calabro was appointed Executive Vice President, Management, in May 2000 he was appointed Chief Operating Officer and in May 2004 he was appointed President. Prior to joining the Company, Mr. Calabro served as Director of Information Technology for the Ambulatory Surgery Group of Columbia/HCA. He served in various operational and technology positions for various healthcare companies from 1987 to 1994.

David A. Clark joined the Company in May 2001 and has been Chief Operating Officer of our Pediatrix Division since August 2008 with executive officer responsibilities since January 1, 2009. Mr. Clark served as Senior Vice President, Operations from December 2003 until August 2008, and as Vice President of Operations, South Central Region from November 2001 to November 2003. From June 2000 to October 2001, Mr. Clark was Vice President of Operations for Magella, which we acquired in 2001, and prior thereto he was Vice President of Development for Magella. Mr. Clark is a certified public accountant.

Thomas W. Hawkins joined the Company in May 2003 and became Senior Vice President, General Counsel and Secretary in June 2003. From January 2000 to April 2003, he was a partner with New River Capital Partners, L.P., a private equity firm. Mr. Hawkins previously served as Senior Vice President, Corporate Development at AutoNation, Inc., from June 1996 to December 1999. From 1994 to 1996, Mr. Hawkins was Executive Vice President — Administration of Blockbuster Entertainment Group, a division of Viacom, Inc. He served as General Counsel at Blockbuster Entertainment Corporation prior to its merger with Viacom, Inc. in 1994.

Frederick V. Miller, M.D. joined the Company in 1991 and has been President of our Pediatrix Division since August 2008 with executive officer responsibilities since January 1, 2009. Dr. Miller previously served as our Regional President, Atlantic Region from January 2002 until August 2008, and as our Vice President of Medical Operations, Atlantic Region. Dr. Miller is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Karl B. Wagner joined the Company in May 1997 and was appointed Chief Financial Officer and Treasurer in August 1998 and served as the Company’s Treasurer until May 2008. Prior to his appointment, Mr. Wagner served as the Company’s Controller. Prior to joining the Company, Mr. Wagner was Chief Financial Officer for the East Region of Columbia/HCA’s Ambulatory Surgery Group from January 1995 until May 1997. From July 1993 through January 1995, Mr. Wagner was Assistant Controller of Medical Care International, Inc., a subsidiary of Medical Care America, Inc.

Description of Certain Key Employees

The following individuals, while not executive officers of MEDNAX for purposes of the federal securities laws, are key employees of MEDNAX Subsidiaries:

Robert J. Balcom, M.D. joined the Company in 1993 and has been our Regional President, Central Region for the Pediatrix Division since January 2002. Dr. Balcom previously served as our Vice President of Medical Operations, Central Region. Dr. Balcom is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Robert C. Bryant joined the Company in 1996 and has been our Senior Vice President and Chief Information Officer since February 2004. Mr. Bryant previously served as our Vice President, Information Systems from January 2000 to January 2004 and as Director, Information Service from 1997 to January 2000.

William C. Hawk joined the Company as a consultant in 2005 and has been our Senior Vice President of Operations, Anesthesia Services for the American Anesthesiology Division since May 2006. Prior to joining the Company, Mr. Hawk founded and served as Chief Executive Officer of SHC Companies, Inc., a healthcare services company, and was a Senior Vice President with Medical Care America, Inc. from 1992 to 1995.

Eric H. Kurzweil, M.D. joined the Company in 1996 and has been our Regional President, Mountain Region for the Pediatrix Division since January 2002. Dr. Kurzweil previously served as our Vice President of Medical Operations, Mountain Region. Dr. Kurzweil is Board Certified in Pediatrics and Pediatric Critical Care.

Alan B. Oliver joined the Company in 2000 and has served as our Regional President, Atlantic Region for the Pediatrix Division since August 2008. Mr. Oliver previously served as our Regional Vice President, Atlantic Region from 2002 to 2008 and as our Director of Finance from 2000 to 2002. Prior to joining the Company, Mr. Oliver served as Chief Financial Officer and Corporate Controller for the South Broward Hospital District.

Carlos A. Perez, M.D. joined the Company in 1986 and has been our Regional President, Caribbean Region for the Pediatrix Division since January 2002. Dr. Perez previously served as our Vice President of Medical Operations, Caribbean Region. Dr. Perez is Board Certified in Pediatrics, Neonatal-Perinatal Medicine and Pediatric Critical Care.

John F. Rizzo joined the Company in November 2002 as Senior Vice President, Business Development. Prior to joining the Company, Mr. Rizzo served in strategic and financial executive roles with early stage, venture capital-backed companies. From 1996 to 2000, Mr. Rizzo was a senior executive with AutoNation, Inc., where he served as Vice President of Corporate Development and subsequently as Senior Vice President, Industry Relations. From 1985 to 1996, Mr. Rizzo was employed by Arthur Andersen LLP.

Alan R. Spitzer, M.D. joined the Company in 2004 as Senior Vice President, Research and Education, following a long career in academic neonatal medicine. Prior to joining the Company, Dr. Spitzer served as Chief of Neonatology at the State University of New York at Stony Brook and before that as Chief of Neonatology and Chair of Pediatrics at Thomas Jefferson University in Philadelphia. Dr. Spitzer has edited two major textbooks, Intensive Care of the Fetus and Neonate, the second edition of which was published in March 2005, and Fetal and Neonatal Secrets, the second edition of which was published in early 2007.

Michael D. Stanley, M.D. joined the Company in 1997 and has been our Regional President, South Central Region for the Pediatrix Division since January 2002. Dr. Stanley previously served as our Vice President of Medical Operations, South Central Region. Dr. Stanley is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Gary A. Twiggs, M.D. joined the Company in 1999 and has been our Regional President, Pacific Region for the Pediatrix Division since February 2009. Dr. Twiggs previously served as our Vice President and Chief Medical Officer, Pacific Region from 2007 to 2009 and as Vice President of Business Development from 2002 to 2007. Dr. Twiggs is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Committees of the Board of Directors

Audit Committee

MEDNAX’s Audit Committee held seven meetings in 2008. Messrs. Gabos, Sosa and Kadre were members of the committee throughout 2008. Mr. Gabos acted as chair of the committee throughout 2008. MEDNAX’s Board of Directors has determined that each of Messrs. Gabos and Sosa qualify as “audit committee financial experts” as defined by the rules and regulations of the Securities and Exchange Commission and that each of Messrs. Gabos, Sosa and Kadre meet the independence requirements under such rules and regulations and for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Audit Committee setting out the functions that it is to perform. A copy of the Amended and Restated Audit Committee Charter is available on our website at www.mednax.com.

Please refer to the Audit Committee Report, which is set forth above, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December  31, 2008.

Compensation Committee

MEDNAX’s Compensation Committee held 10 meetings in 2008. Dr. Carlo and Mr. Fernandez were members of the committee throughout 2008. Mr. Kadre, who replaced Dr. Freeman, has been a member since May 2008. Mr. Fernandez acted as chair of the committee throughout 2008. MEDNAX’s Board of Directors has determined that each of Messrs. Fernandez and Kadre and Dr. Carlo meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Compensation Committee setting out the functions that it is to perform. A copy of the Amended and Restated Compensation Committee Charter is available on our website at www.mednax.com.

The primary purpose of MEDNAX’s Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board of Directors’ responsibilities relating to compensation of executives. The scope of authority of MEDNAX’s Compensation Committee includes the following:

•	Evaluating the performance and setting the compensation for MEDNAX’s Chief Executive Officer and other executive officers;

•	Supervising and making recommendations to MEDNAX’s Board of Directors with respect to incentive compensation plans and equity-based plans for executive officers;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s compensation plans and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual performance evaluation of MEDNAX’s Compensation Committee.

Upon a determination of MEDNAX’s full Compensation Committee membership, matters may be delegated to a subcommittee for evaluation and recommendation back to the full Committee. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and Director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Administration.”

Nominating and Corporate Governance Committee

MEDNAX’s Nominating and Corporate Governance Committee held three meetings in 2008. Dr. Freeman and Messrs. Fernandez and Sosa were members of the committee throughout 2008. Dr. Freeman acted as chair of the committee throughout 2008. MEDNAX’s Board of Directors has determined that each of Messrs. Fernandez and Sosa and Dr. Freeman meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee setting out the functions that it is to perform. A copy of the Amended and Restated Nominating and Corporate Governance Committee Charter is available on our website at www.mednax.com.

The Nominating and Corporate Governance Committee assists the Board of Directors with respect to nominating new Directors and committee members and taking a leadership role in shaping the corporate governance of MEDNAX. To fulfill its responsibilities and duties, the committee, among other things, reviews the qualifications and independence of existing Directors and new candidates; assesses the contributions of current Directors; identifies and recommends individuals qualified to be appointed to committees of the Board of Directors; considers rotation of committee members; reviews the charters of the committees and makes recommendations to the full Board of Directors with respect thereto; develops and recommends to the Board of Directors corporate governance principles, including a code of business conduct; and evaluates and recommends succession plans for MEDNAX’s chief executive officer and other senior executives.

Although the Nominating and Corporate Governance Committee does not solicit director nominations, the committee will consider candidates suggested by shareholders in written submissions to MEDNAX’s Secretary in accordance with the procedures described below in the section entitled “Information Concerning Shareholder Proposals.” In evaluating nominees for Director, the committee does not differentiate between nominees recommended by shareholders and others. In identifying and evaluating candidates to be nominated for Director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate Board composition, taking into account the current Board members and the specific needs of MEDNAX and its Board of Directors. This process is designed so that the Board of Directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, clinical and other expertise relevant to the business of MEDNAX. At a minimum, Director candidates must meet the following qualifications: high personal and professional ethics, integrity and values and a commitment to the representation of the long-term interests of our shareholders. Although the committee’s charter permits the committee to engage a search firm to identify Director candidates, MEDNAX did not pay any third parties a fee to assist in the process of identifying or evaluating Director candidates in 2008.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

MEDNAX has a written policy for the review and approval or ratification of transactions (i) between MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) and any MEDNAX Director or any other entity in which any MEDNAX Director is a Director, officer or is financially interested; and (ii) in which MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) is or will be a participant and any related person has or will have a direct or indirect material interest. For purposes of the policy, a related person includes any MEDNAX Director or Director nominee, executive officer or holder of more than 5% of the outstanding voting stock of MEDNAX or any of their respective immediate family members. The policy does not apply to transactions pertaining to (i) director or officer compensation that is approved or recommended to MEDNAX’s Board of Directors for approval by MEDNAX’s Compensation Committee or (ii) the employment by MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) of any immediate family member of a related person in a non-officer position and at compensation levels commensurate with that paid to other similarly situated employees.

Pursuant to the terms of the policy, all covered transactions, if determined to be material by MEDNAX’s General Counsel or if the transaction involves the participation of a member of the MEDNAX Board of Directors, are required to be promptly referred to the disinterested members of the MEDNAX Audit Committee for their review or, if less than a majority of the members of MEDNAX Audit Committee are disinterested, to all the disinterested members of the MEDNAX Board of Directors. Pursuant to the terms of the policy, materiality determinations must be based on the significance of the information to investors in light of all circumstances, including, but not limited to, the (i) relationship of the related persons to the covered transaction, and with each other, (ii) importance to the person having the interest, and (iii) amount involved in the transaction. All transactions involving in excess of $120,000 are automatically deemed to be material pursuant to the terms of the policy.

The disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable, are required to review such material covered transactions at their next regularly-scheduled meeting, or earlier if a special meeting is called by the Chairman of the Audit Committee and may only approve such a material covered transaction if it has been entered into in good faith and on fair and reasonable terms that are no less favorable to MEDNAX than those that would be available to MEDNAX in a comparable transaction in arm’s length dealings with an unrelated third party at the time it is considered by the disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable.

All of the transactions described in “Transactions with Related Persons” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval or ratification of all of such transactions.

Transactions with Related Persons

In March 1997, Mr. Alvarez was appointed to MEDNAX’s Board of Directors. Mr. Alvarez is the Chief Executive Officer of Greenberg Traurig, P.A., which serves as one of MEDNAX’s outside counsels and receives customary fees for legal services. In 2008, MEDNAX paid Greenberg Traurig, P.A. approximately $2,335,000 for such services and currently anticipates that this relationship will continue.

In 2008, MEDNAX reimbursed Dr. Medel, our Chief Executive Officer, approximately $70,501 for MEDNAX’s business use of an aircraft that Dr. Medel owns pursuant to a fractional ownership program. MEDNAX used the aircraft in connection with business trips taken by Dr. Medel and other officers, Directors and employees. The amounts reimbursed by MEDNAX for the use of Dr. Medel’s aircraft did not exceed the hourly rate that Dr. Medel paid for such use under the aircraft’s fractional ownership program.

Deborah Medel-Guerrero, the daughter of Dr. Medel, is employed by MEDNAX as its Director of Practice Integration and is responsible for matters relating to the integration of newly acquired physician practice groups. In 2008, MEDNAX paid Ms. Medel-Guerrero $96,454 in salary and bonus and provided her certain health and other benefits customarily provided to similarly situated employees. In addition, in 2008, MEDNAX granted Ms. Medel-Guerrero a restricted stock award of 833 shares of our common stock and options to purchase 2,500 shares of our common stock, each with a three-year vesting period. The options granted to Ms. Medel-Guerrero were at an exercise price equal to the greater of the closing price of a share of our common stock on the New York Stock Exchange on May 23, 2008 (the date the Compensation Committee awarded the options) or June 2, 2008, the effective date of the grant, which was the same exercise price for all options granted to employees on that date. Ms. Medel-Guerrero is also the holder of certain previously granted options that are subject to our program adopted by our Board of Directors for all similarly situated employees providing for the increase in the exercise price of these options and a compensating payment for the difference in 2008. Pursuant to such program, Ms. Medel-Guerrero received a compensating payment of $20,350 in 2008.

In April 2008, the United States District Court for the Southern District of Florida entered a final judgment to resolve a shareholder derivative action filed by Jacob Schwartz in August 2007, naming the Company as a nominal defendant and also naming as defendants certain of our current and former officers and Directors. The lawsuit alleged that all or some of the defendant officers and Directors, among other things, breached their fiduciary duties to the Company, violated the federal securities laws, and engaged in corporate waste, gross mismanagement, unjust enrichment and constructive fraud in connection with the Company’s historical stock option practices. In consideration for the full settlement and release of claims against all defendants, the Company paid $1.5 million in attorneys fees and costs to the plaintiff’s counsel and recognized that the plaintiff’s demand letter, which was received prior to the commencement of the lawsuit, was a significant contributing factor to the implementation of various measures to enhance our stock option practices. The payment to the plaintiff’s counsel was covered by insurance.

In connection with the foregoing lawsuit and with investigations by the Securities and Exchange Commission (now completed) and the U.S. Attorney’s Office for the Southern District of Florida related to our stock option granting practices, we have advanced expenses from November 2007 through January 31, 2009 on behalf of the following individuals in the following approximate amounts: Dr. Medel $331,626.89, Mr. Calabro $275,305.63, Mr. Wagner $428,985.26, Mr. Hawkins $69,343.68 and Charlene D. Warren, a Vice President of the Company, $33,701.64.

Compensation Committee Interlocks and Insider Participation

Dr. Goldschmidt, one of our Directors since March 2006 and a member of MEDNAX’s Medical Science and Technology Committee, is also the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Subsequent to Dr. Goldschmidt’s election to MEDNAX’s Board of Directors, Dr. Medel, MEDNAX’s Chief Executive Officer, was appointed to the Trustee Services Committee for the University of Miami. As a member of the University of Miami’s Trustee Services Committee, Dr. Medel participates in setting performance goals and annual bonus allocations for various University of Miami employees, including Dr. Goldschmidt. Dr. Medel’s term of service on the Trustee Services Committee will conclude in May 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors determines the compensation for our executive officers and oversees the administration of our executive compensation programs. The Compensation Committee is composed entirely of independent Directors and is advised as necessary by an independent consultant retained by the Compensation Committee.

Executive Compensation Philosophy

The Compensation Committee has designed our executive compensation programs with the following guiding principles in mind:

Quality of Personnel — We are committed to employing the highest quality executive team in the health care services industry. In a challenging business environment, we believe that having highly qualified executive officers is critical for all our constituencies — our patients, hospitals, affiliated clinicians, third party payors, employees, and shareholders. We expect our executives to be of the highest caliber in terms of business acumen and integrity.

Competitiveness — Our objective is to analyze and understand market forces and practices regarding compensation for executives at similarly situated companies. Our strategy is to establish compensation programs and levels in relation to the external market that best support our corporate strategy.

Alignment of Interests — Our compensation plans for top executives are designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as cash incentives and stock-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals along a wide range of potential performance results so that the level of compensation received appropriately corresponds to the level of performance achieved.

Simplicity and Ease of Administration — Our plans are intended to be simple to understand, document, track and administer. As part of this objective, we attempt to limit the number of separate elements of compensation so that we can easily understand the relationships between programs.

Understanding Objectives and Value — We seek to understand the needs and objectives of our executive officers and, to the degree feasible, reflect those needs and objectives in the programs developed. Additionally, we strive to ensure that executives understand each element and the overall compensation program so that they fully appreciate the value being delivered.

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance — We develop our plans in recognition of, and in compliance with, all applicable rules, statutes, regulations and guidelines. Additionally, we monitor our programs on an ongoing basis to ensure they remain in compliance. Program designs reflect relevant considerations in the areas of accounting cost, tax impact, cash flow constraints and other relevant matters. Lastly, we strive to ensure that all programs are appropriate in light of reasonable and sensible standards of good corporate governance.

Executive Compensation Administration

On August 19, 2008, the Company entered into new Employment Agreements with each of Dr. Medel and Messrs Calabro, Wagner and Hawkins. The Employment Agreements replaced those certain employment agreements entered into by and between our Company and each named executive officer in 2004. Various aspects of these new employment agreements are described in more detail below.

The Compensation Committee continually reviews executive compensation to ensure that it reflects our compensation philosophy. As it has in the past, in 2008, the Compensation Committee commissioned Watson Wyatt Worldwide, LLP (“Watson Wyatt”), an independent compensation consultant, to assist it in a thorough review of our compensation practices. The 2008 report contained Watson Wyatt’s market assessment and recommendations with respect to annual cash compensation and total compensation for our named executive officers.

The 2008 Watson Wyatt report indicated that in 2007, the total direct compensation opportunity for our Chief Executive Officer was substantially below the peer group median, and was close to the peer group median for the Company’s other executive officers. The Compensation Committee determined, based upon its compensation philosophy and Company performance, that it was more appropriate for the total direct compensation opportunities, including salary, targeted annual bonus and the estimated fair value of equity-based grants for each of the named executive officers, to be positioned at approximately the 75th percentile of the market references developed for each of our named executive officers in the 2008 market assessment. The Compensation Committee used the information contained in the 2008 Watson Wyatt report and its assessment of the performance of our named executive officers, in determining the base salaries and bonus opportunities of each of the named executive officers for 2008 and the grants of stock options and restricted stock made to each of those named executives for both of those years as well (as described in more detail below).

Our Compensation Committee makes compensation decisions around program design and pay adjustments in the context of our compensation philosophy, market practices and total compensation objectives. The Compensation Committee ordinarily positions compensation opportunities at a strategically determined percentile of the market as a means to attract and retain the level of executive talent necessary to deliver sustained performance. Market positioning for individual elements of compensation and benefits, as well as the relationships among elements, are discussed below. Our compensation programs include significant variable components. For example, our annual bonus program for named executive officers is based on the achievement of predetermined target levels of our Company’s income from operations and our equity compensation program is based upon the value and increases in the value of our common stock. Actual compensation realized therefore may be more or less than the targeted compensation opportunity in any given year.

Although it has no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the Compensation Committee reviews the pay mix for executive officers as compared to typical market practice. Our annual bonus program serves as a method for properly incentivizing and rewarding our named executive officers for the achievement of desired performance levels. Our long-term compensation program, implemented through a mix of time and performance vesting equity awards, serves as both a retention tool as well as a financial incentive, helping to increase the likelihood that top performers will remain with us long-term and be appropriately rewarded for enhancing long-term shareholder value. The long-term compensation program also serves to align the interests of executive officers with our shareholders. We have no formal policy to either retroactively increase or claw back previously awarded bonuses or vested equity compensation in the event of a restatement of our financial results.

The Compensation Committee has considered a number of factors in making decisions on the structure of the programs and individual compensation awards and payments. The primary factors include the analysis and market data provided by Watson Wyatt as discussed below and the Compensation Committee’s guiding principles for program design and operation.

The Compensation Committee establishes and approves all elements of compensation for the Chief Executive Officer after careful consideration of all factors it deems appropriate. The Chief Executive Officer makes recommendations on compensation actions for the other executive officers based on market data from Watson Wyatt and according to the same philosophy and objectives the Compensation Committee has adopted (and after the other named executive officers have had an opportunity to review the data provided by Watson Wyatt and to provide the Chief Executive Officer with their input). The Chief Executive Officer’s recommendations are then considered for approval by the Compensation Committee, and in some cases are modified by the Compensation Committee during the course of its deliberations.

The Compensation Committee has engaged Watson Wyatt as its independent consultant and advisor. Watson Wyatt also has provided services to management, including technical advice relating to equity compensation to employees generally, and assistance in developing compensation packages for our Regional Presidents and Regional Vice Presidents. In 2008, Watson Wyatt conducted an independent and comprehensive review of our executive compensation program, which included an evaluation of the market positioning for cash compensation and total compensation and individual pay elements and which were relied upon for 2008 compensation. Specifically, the review covered the following compensation areas:

•	Cash Compensation: direct cash compensation in the form of base salary and annual bonus.

•	Total Compensation: direct cash compensation elements including base salary, annual bonus and long-term incentives (both cash and stock).

•	Peer Group Performance Analysis: historical peer group analysis of key financial metrics relevant to base salary levels, our bonus plan and stock-based compensation.

In conducting the 2008 market assessment, a peer group of 12 publicly traded healthcare companies with equity market values between $791 million and $5.37 billion was used to benchmark compensation for the named executive officers. All of the peer group companies were members of the Dow Jones Health Care Providers, and the group constituted a blend of both small cap and large cap companies. The companies included in the peer group were Davita, Inc., Health Management Associates, Inc., Lincare Holdings, Inc., Community Health Systems, Inc., Universal Health Services, Inc., Lifepoint Hospitals, Inc., Psychiatric Solutions, Inc., Healthways, Inc., Magellan Health Services, Inc., HealthSouth Corporation, Kindred Healthcare, Inc. and Apria Healthcare Group, Inc.

The following sections describe the various elements of our executive compensation program, including its objectives, market positioning, structure and operation, and other information specific to 2008 payments, awards, and pay actions.

Base Salary

Each executive officer is paid a base salary that is reviewed periodically by the Compensation Committee. The base salaries for our Chief Executive Officer and of our three other named executive officers are now generally targeted at the 75th percentile of the peer group, although individual officer salaries may be above or below those targets. Adjustments to salaries consider the base salary and total compensation market data compiled by Watson Wyatt in the context of the executive’s role and responsibilities, experience and tenure, individual performance and contribution to the Company’s results as recommended to the Compensation Committee by the Chief Executive Officer (or the Compensation Committee in the case of the Chief Executive Officer).

The base salaries of the named executive officers remained at the same levels for 2007 as were payable for 2006. Based on updated compensation market data provided by Watson Wyatt, as well as the Compensation Committee’s assessment of our and the executive officers’ performance, the new Employment Agreements increased the annual base salaries beginning June 1, 2008 to $950,000 for Dr. Medel, $600,000 for Mr. Calabro, $500,000 for Mr. Wagner and $425,000 for Mr. Hawkins. These increases average approximately 15% above the levels established in 2006.

The schedule below indicates the annual base salaries of our named executive officers for the periods from January 1, 2006 to May 31, 2008 and from June 1, 2008 through December 31, 2008:

	Annual Base Salary
	(1/1/2006 to 5/31/2008)	(6/1/2008 to 12/31/2008)
Roger J. Medel, M.D.	$800,000	$950,000
Joseph M. Calabro	$515,000	$600,000
Karl B. Wagner	$430,000	$500,000
Thomas W. Hawkins	$400,000	$425,000

The actual base salaries paid to our named executive officers in 2008, 2007, and 2006 are included in the “Salary” column of the Summary Compensation Table.

Annual Bonuses

In May 2008, our shareholders approved, at the recommendation of our Board of Directors, the 2008 Incentive Compensation Plan. Prior to the approval of the 2008 Incentive Compensation Plan, the 2004 Incentive Compensation Plan was in effect. The purpose of both the 2004 Incentive Compensation Plan and the 2008 Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high quality executives and other employees, by enabling them to acquire a proprietary interest in our Company and providing them with annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The Compensation Committee designed both plans to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our philosophy is to reward our executive officers for growth in our Company’s results of operations. As such, we target steady increases in income from operations. In March of 2008, the Compensation Committee established a target bonus opportunity equal to 150% of base salary for our Chief Executive Officer, and 100% of base salary for each of our other named executive officers, based upon achievement of increases in 2008 in the level of income from operations over 2007. This target was approximately 23.5% greater than our 2007 income from operations. Minimum and maximum bonus opportunities were established using quartile extrapolations of the implied growth over our 2007 results, provided that the bonus for our Chief Executive Officer could not exceed 300% of base salary, and the bonuses for Messrs. Calabro, Wagner and Hawkins could not exceed 200% of their respective base salaries. The measures were designed to encourage executive officers to focus on continuing to grow our business while managing associated general and administrative expenses.

The following table is illustrative of potential awards to our Chief Executive Officer of between 37.5% and 225%, and to our other executive officers of between 25% and 150% of their target bonuses for 2008:

Executive Officer	2008 Base Salary	Bonus Opportunity as % of Base Salary Based on Achievement of 2008 Income from Operations (all target amounts are in thousands)
		$242,582	$252,679	$262,775	$272,871	$282,967	$293,064 or More
Roger J. Medel, M.D.	$950,000	37.50%	75.00%	112.50%	150.00%	187.50%	225.00%
Joseph M. Calabro	$600,000	25.00%	50.00%	75.00%	100.00%	125.00%	150.00%
Karl B. Wagner	$500,000	25.00%	50.00%	75.00%	100.00%	125.00%	150.00%
Thomas W. Hawkins	$425,000	25.00%	50.00%	75.00%	100.00%	125.00%	150.00%

The Compensation Committee establishes key business performance objectives for each of the named executive officers, and may reduce bonuses if and to the extent those objectives are not met (the Compensation Committee retains the right to reduce bonuses under all circumstances). The Compensation Committee determined that each of the named executive officers had substantially achieved his key business objectives for 2008, and accordingly that no reductions were appropriate for the 2008 bonuses.

Following the end of the fiscal year, the Compensation Committee determined that our Company’s 2008 income from operations was $242,029,000, that the performance bonus of our chief executive officer was approximately 35.4% of base salary and the performance bonuses of our other named executive officers were approximately 23.6% of their respective base salaries. The Compensation Committee also determined to pay discretionary bonuses to the named executive officers to recognize their efforts during 2008, and, in particular, as a result of our significant revenue and operating income growth in unusually adverse general economic conditions, our completion of a $350 million unsecured revolving credit facility on favorable terms in 2008, and a record $261 million invested to acquire 13 physician practices in 2008. Inclusive of the discretionary bonuses, our executive officers received total cash bonuses equal to 50% of base salary, in the case of our Chief Executive Officer, and 35% of base salary, in the case of our other named executive officers. The amounts of the bonuses are included in the Summary Compensation Table under the columns labeled “Non-equity Incentive Plan Compensation,” in the case of the performance-based bonuses, and “Bonuses,” in the case of the discretionary bonuses.

In March 2009, the Compensation Committee established the 2009 bonus opportunities for our named executive officers based upon targeted levels in our anticipated income from operations for 2009. This bonus opportunity was established so that such bonuses, if any, would qualify as performance-based compensation under Section 162(m). The maximum bonus opportunity as a percentage of base salary is the same as what was used for 2008. The target level of income from operations in 2009 reflects lower growth rates in light of current economic conditions.

Equity-Based Awards

The Compensation Committee’s philosophy is to make equity awards (other than awards to new hires) annually close to mid-year. At its meeting held on May 23, 2008, the Compensation Committee made the annual awards for 2008 to the named executive officers in the form of stock options and restricted stock, all of which were effective on June 2, 2008. The exercise price for the stock options was equal to the greater of the closing sales price on May 23, 2008 or on June 2, 2008.

Stock Options

An important objective of our long-term incentive program is to provide a strong relationship between the long-term value of our stock and the potential financial gain for employees. Stock options provide our named executive officers with the opportunity to purchase our common stock at a fixed price regardless of future market price. Stock options granted by our Company in 2008 generally vest and become exercisable over a three-year vesting period.

A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain employed by our Company. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to build long-term value, which in turn should result in increases in the market price of our stock.

The exercise prices of the stock options granted to our named executive officers on June 2, 2008, as approved by our Compensation Committee on May 23, 2008, were equal to the greater of the closing price of a share of the Company’s common stock on the New York Stock Exchange on May 23, 2008 or June 2, 2008, the effective date of the grant. Those exercise prices are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, is also shown in the

Grants of Plan-Based Awards Table. All of the stock options granted to the named executive officers in 2008 were non-qualified stock options.

There is a limited term in which our named executive officers can exercise stock options, known as the “option term.” The option term is generally 10 years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

The terms of the Employment Agreement of each named executive officer provides that the executive will have the greater of (i) 24 months after termination of employment or (ii) 12 months from the applicable vesting date to exercise any vested non-qualified stock options or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted under any of the Company’s stock option plans or incentive compensation plans and/or any other similar plan adopted by the Company; provided, however, that in no event may the date be later than the earlier of (i) the latest date upon which the stock right would have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the stock right.

In the event that a named executive’s employment is terminated due to death, by the Company without Cause (as defined in his Employment Agreement) or due to the executive’s Disability (as defined in his Employment Agreement) or by the executive for Good Reason (as defined in his Employment Agreement) or due to the executive’s becoming impaired to any extent that makes the continued performance of his duties hazardous to the executive’s physical or mental health of life (“Poor Health”), all stock options, and stock appreciation rights granted prior to termination will continue to vest until fully vested. In the event of a Change in Control (as defined in his Employment Agreement) of the Company, all unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable.

Restricted Stock Awards

Restricted stock awards are intended to retain key employees, including the named executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient remain with us throughout the award’s vesting period. Restricted stock awards by our Company generally vest at the rate of one-third per year beginning on the first anniversary of the date on which the award is granted and may also be subject to performance-based vesting. The purpose of granting restricted stock awards is to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and encourage retention of our named executive officers. Named executive officers are allowed to vote restricted stock awards as a shareholder based on the number of shares held under restriction. Any dividends declared with respect to any restricted stock awards are held until the awards vest, at which time the dividends are paid to the named executive officers. If restricted stock is forfeited, the named executive officer’s rights to receive the dividends declared with respect to that stock is forfeited as well. At present, the Company does not pay dividends and it has no current intention to do so in the future.

Any unvested restricted stock generally is forfeited upon termination of the employment of the named executive officers. Their Employment Agreements, however, provide that their restricted stock will vest after termination of employment in certain circumstances. In the event of termination due to death, by the Company without Cause or due to executive’s Disability or by the executive for Good Reason or due to Poor Health, all restricted stock granted prior to termination of employment will continue to vest until fully vested. Furthermore, in the event of a Change in Control, all unvested restricted stock will automatically vest.

The number of shares of restricted stock and stock options granted to each executive officer in 2008 was based on several factors including our overall 2008 performance, the Compensation Committee’s evaluation of the senior management team in executing the business plan and strategic objectives for 2008, the individual executive’s performance assessment in light of his performance objectives, and the peer group market data supplied by the Compensation Committee’s consultant in 2008. In general, long-term compensation is allocated on the basis of the Compensation Committee’s judgment concerning the cash and equity incentives and time frames that are optimal to maintain our ability to compete for and retain talented leaders. Information regarding the grants of restricted stock made by our Company to our named executive officers during fiscal year 2008 is included in the Grant of Plan-Based Awards Table.

In 2008, the Compensation Committee continued the approach it began in 2006 of granting a mix of stock options and restricted stock with approximately equal values. This balanced approach was considered to be more effective in achieving program objectives than either granting stock options or restricted stock alone.

Stock options provide strong motivation for achieving sustained levels of share price appreciation. Gains realized by officers upon exercise of stock options are expected to qualify as performance-based compensation as defined by Section 162(m) and be fully tax deductible.

Because they have intrinsic value when granted, restricted stock with vesting conditions provide a stronger retention incentive and result in executives sharing immediate downside risk with shareholders. Using restricted stock also results in our using fewer shares to deliver the same value and reduces potential future dilution. After considering all of these factors, management recommended and the Compensation Committee approved the balanced approach used for 2008 grants.

The restricted stock awards granted by the Compensation Committee for 2008 were subject to performance-based vesting as follows: if the Company’s net patient service revenue, as determined in accordance with generally accepted accounting principles, for the twelve months ended March 31, 2009, equals or exceeds $953,000,000, then each of the executive officers’ restricted shares will vest in three equal increments on June 1, 2009 (“Increment 1”), June 1, 2010 (“Increment 2”) and June 1, 2011 (“Increment 3”). If, however, net patient service revenue does not equal or exceed $953,000,000 for that period, then Increment 1 will vest on the later of June 1, 2009 or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any 12 consecutive month period commencing on or after July 1, 2009, has been certified by the Compensation Committee to have equaled or exceeded $953,000,000 (the “Revenue Date”), Increment 2 will vest on the later of June 1, 2010 or the Revenue Date, and Increment 3 will vest on the later of June 1, 2011 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2013, then the restricted shares shall lapse and become null and void. The Compensation Committee intends that these restricted stock awards qualify as performance-based compensation that is not subject to the deduction limitations imposed by Section 162(m).

In connection with the execution of his Employment Agreement on August 20, 2008, Dr. Medel also received two special deferred equity grants (the “Deferred Grants”), one consisting of 75,000 shares of restricted share units (“Deferred Stock”) vesting on the fifth anniversary of the date of grant, and the other consisting of 25,000 shares of Deferred Stock, also vesting on such fifth anniversary but only if, prior to the fourth anniversary of the date of grant, Dr. Medel shall have submitted to the Board of Directors a CEO succession plan that is approved by the Board. The Deferred Grants were intended to recognize the sustained strong performance of the Company under Dr. Medel’s leadership, to ensure Dr. Medel’s retention during the next five years, particularly in light of our expansion into new practice areas, and to ensure a smooth transition to a new CEO at the termination of Dr. Medel’s employment. The Deferred Grants are subject to performance based vesting requirements that will cause their forfeiture unless the Company’s net patient service revenues for any four consecutive quarters that elapse during the period commencing on October 1, 2008 and ending on the fifth anniversary of the date of grant equal or exceed $1,050,000,000 (the “Performance Vesting Threshold”). The Deferred Grants will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to death, then the Deferred Grants will vest immediately. In addition, if Dr. Medel’s employment is terminated by the Company without Cause they will continue to vest in accordance with their terms, provided, that if such termination occurs after the Performance Vesting Threshold has been met, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change of Control, then the Deferred Grants will vest on such termination.

Equity Grant Practices

The Compensation Committee generally makes annual equity awards close to mid-year.

The Compensation Committee determines the effective date of such awards without regard to current or anticipated stock price levels. The Compensation Committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions, to retain valued employees or to reward exceptional performance. These special grants may be subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs. In prior years, and most recently in 2006, Watson Wyatt prepared an analysis of the Company’s programs in the areas of total share utilization, annual grant rates, and operating expense as compared to peer companies. In 2008, Watson Wyatt prepared an analysis of equity grants to our named executive officers as compared to peer companies as more fully described above. The analysis results are used by the Compensation Committee in evaluating management’s annual equity grant recommendations for all program participants, including the named executive officers. In evaluating the Company’s total cost from stock compensation programs, the Compensation Committee takes into consideration the fact that compared to peer company practices, the Company’s retirement benefit programs are relatively conservative, particularly for the named executive officers.

We follow equity grant procedures designed to promote the proper authorization, documentation and accounting for all equity grants. Pursuant to these procedures the Compensation Committee or the Board of Directors must formally approve all equity awards during an in person or telephonic meeting or by the unanimous written consent executed by all members of the Compensation Committee or the Board of Directors, as the case may be, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.

Generally, the exercise price for any equity award, the value of which is based upon a grant date value of our common stock, will be the closing sales price for a share of our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the Compensation Committee or the Board of Directors, which date may not be prior to either the date such grant was approved or the commencement date of employment of the employee to whom the equity award is being made.

Subject to these policies and procedures, the Compensation Committee or the Board of Directors may approve grants of equity awards at any time. However, grants to employees other than newly hired employees or prospective employees not yet hired may be effective only on a date within a “trading window” as defined by the Company’s Policy Statement on Inside Information and Insider Trading, as amended from time to time (the “Insider Trading Policy”). For example, a grant approved by the Compensation Committee or the Board of Directors during a “black-out” period (as defined in such policy) will be effective on a date during the next “trading window” as determined by the Compensation Committee or the Board of Directors on the date such grant is approved.

The Company has not adopted any stock ownership guidelines for its executives or Directors. The Compensation Committee does, however, periodically review the levels of equity ownership by its executives. The May 2006 report from Watson Wyatt contained information reviewed by the Compensation Committee with respect to values of the Company stock owned by each of the named executive officers, the percentages of total stock ownership of the Company owned by each, and the multiples of salary owned by each, and compared that information to stock ownership by executives within the Company’s peer group. The Compensation Committee did take that information into account in determining whether ownership guidelines were appropriate.

Our “insiders” can only buy or sell Company stock in accordance with our Insider Trading Policy and our employees generally can only buy or sell Company stock in accordance with our Statement of Policy Prohibiting Insider Trading To All Employees.

Retirement and Deferred Compensation Plans

We maintain a Thrift and Profit Sharing Plan (the “401(k) Plan”), which is a 401(k) plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation to an investment trust on a pre-tax basis, up to the maximum dollar amounts permitted by law. In 2008, the maximum employee elective contribution to the 401(k) Plan was $15,500, plus an additional $5,000 for employees who were at least 50 years old in 2008. Eligible compensation generally means all wages, salaries and fees for services from the Company. Matching contributions under the 401(k) Plan are discretionary. For 2008, the Company matched 100% of the first 4% of eligible compensation that each eligible participant elected to be contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests as follows: 30% after one year of service, 60% after two years of service, and 100% after three years of service. However, regardless of the number of years of service, an employee is fully vested in our matching contributions (and the earnings thereon) if the employee retires at age 65 or later, or terminates employment by reason of death or total and permanent disability. The 401(k) Plan provides for a variety of different investment options, in which the employee’s and the Company’s contributions are invested. During 2008, we made a number of changes with respect to investment options, including termination of an option to invest contributions in our common stock.

Although the Company maintains a non-qualified deferred compensation plan, none of the named executive officers participates in that Plan.

The amounts of the Company’s matching contributions under the 401(k) Plan for 2008 for each of the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits and Perquisites

We provide officers with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining executives in a competitive marketplace, and to provide financial security in these circumstances. Named executive officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

Pursuant to the terms of their Employment Agreements, Dr. Medel and Messrs. Calabro, Wagner and Hawkins each are entitled to 38 days paid time off each year for vacation, illness, injury, personal days and other similar purposes in accordance with our policies in effect from time to time. Any paid time off not used during a calendar year may be carried over to the next year to the extent permitted under those policies. Dr. Medel and

Mr. Calabro each are entitled under their Employment Agreements to utilize the aircraft in which the Company owns a fractional interest for personal travel. Dr. Medel’s personal use of the aircraft may not exceed 75 hours of flight in any calendar year, and Mr. Calabro’s personal use of the aircraft may not exceed 40 hours of flight in any calendar year, without the consent of the Compensation Committee. The incremental cost to the Company of these benefits for Dr. Medel and Mr. Calabro is included in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee has reviewed our perquisites expenditures, and believes they continue to be an important element of the overall compensation package to retain current officers, and in fact command a higher perceived value than the actual cost.

Termination of Employment and Change in Control Agreements

As described in greater detail below, the Employment Agreements between the Company and each of the named executive officers provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, the amount of which varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice. Those provisions include a reimbursement by the Company to the executive of any excise tax imposed upon the executive pursuant to Section 4999 of the Code with respect to any “excess parachute payments,” as that term is defined in Section 280G of the Code, that the executive receives as a result of a Change in Control. The effects of Section 4999 are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that the Section 4999 gross up payments are appropriate for the Company’s most senior level executives.

Summary Compensation Table

The following table sets forth the 2008, 2007 and 2006 compensation for our principal executive officer, principal financial officer, and our other executive officers.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compen- sation		Total Compen- sation

Roger J. Medel, M.D	2008	$887,500	(4)	138,273	$1,943,430	$1,155,253	$336,727	$146,458	(5)	$4,607,641
Chief Executive Officer	2007	$800,000		89,600	$1,131,587	$589,887	$799,200	$83,282	(5)	$3,493,556
	2006	$800,000		—	$1,478,223	$668,986	$945,846	$50,516	(5)	$3,943,571

Joseph M. Calabro	2008	$564,583	(4)	68,220	$1,032,090	$772,040	$141,780	$9,620	(6)	$2,588,333
President and Chief Operating Officer	2007	$515,000		57,680	$848,691	$442,411	$514,485	$31,505	(6)	$2,409,772
	2006	$515,000		—	$1,477,629	$455,950	$608,888	$9,424	(6)	$3,066,891

Karl B. Wagner	2008	$470,833	(4)	56,850	$734,057	$547,556	$118,150	$9,620	(7)	$1,937,066
Chief Financial Officer	2007	$430,000		48,160	$636,497	$331,805	$429,570	$9,420	(7)	$1,885,452
	2006	$430,000		—	$1,108,231	$341,965	$508,392	$9,424	(7)	$2,398,012

Thomas W. Hawkins	2008	$414,583	(4)	48,323	$607,996	$451,753	$100,427	$420	(8)	$1,623,502
Senior Vice President, General Counsel and Secretary	2007	$400,000		44,800	$565,746	$294,936	$399,600	$420	(8)	$1,705,502
	2006	$400,000		—	$739,172	$365,537	$472,923	$624	(8)	$1,978,256

(1)    These discretionary bonuses were paid to recognize the efforts during 2008 and 2007 of the named executive officers.

(2)    Stock awards for 2008 and 2007 consist of performance-based restricted and deferred stock awards. Stock awards for 2006 consist of time-vested restricted stock awards. The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the compensation cost, excluding the impact of estimated forfeitures, recognized by us in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes in accordance with SFAS 123(R) for stock awards granted in 2008, 2007, 2006 and 2005. See the Grants of Plan-Based Awards Table for information on restricted and deferred stock awards granted in 2008. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in our 2008 Annual Report to Shareholders.

(3)    The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the compensation cost, excluding the impact of estimated forfeitures, recognized by us in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted in 2008, 2007, 2006 and prior years. See the Grants of Plan-Based Awards Table for information on stock options granted in 2008. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in our 2008 Annual Report to Shareholders.

(4)    The salary amounts provided in the Summary Compensation Table represent actual paid salaries for 2008. Each executive officer received an increase in base salary effective June 1, 2008.

(5)    Reflects incremental costs in 2008, 2007 and 2006 of $113,390, $67,778 and $41,092, respectively, for Dr. Medel’s personal use of an aircraft, which MEDNAX owns pursuant to a fractional ownership program, in accordance with his Employment Agreement, additional compensation of $9,200, $9,000 and $8,800, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX of $420, $420 and $624, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2008, 2007 and 2006 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreats which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.

(6)    Reflects incremental costs in 2007 of $12,994 for Mr. Calabro’s personal use of an aircraft, which MEDNAX owns pursuant to a fractional ownership program, in accordance with his Employment Agreement, additional compensation in 2008, 2007 and 2006 of $9,200, $9,000 and $8,800, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX in 2008, 2007 and 2006 of $420, $420 and $624, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2007 for spousal travel to and entertainment (recreational activities) at the MEDNAX board retreat which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received. There was no personal use of MEDNAX’s aircraft by Mr. Calabro during 2008.

(7)    Reflects other compensation in 2008, 2007 and 2006 of $9,200, $9,000 and $8,800, respectively, for 401(k) thrift and profit sharing matching contributions and $420, $420 and $624, respectively, for term life insurance coverage.

(8)    Reflects other compensation in 2008, 2007 and 2006 of $420, $420 and $624, respectively, for term life insurance coverage.

Grants of Plan-Based Awards in 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)		All Other Option Awards: Number of Securities Underlying Options (4) (Shares)	Exercise or Base Price of Option Awards (5) (Per Share)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold	Target	Maximum
Roger J. Medel, M.D.	6/2/08				41,667	(2)			$2,245,851
	6/2/08						125,000	$55.43	$1,765,000
	8/20/08				75,000	(3)			$4,163,250
	8/20/08				25,000	(3)			$1,387,750
		$0	$1,425,000	$2,850,000

Joseph M. Calabro	6/2/08				25,000	(2)			$1,347,500
	6/2/08						75,000	$55.43	$1,059,000
		$0	$600,000	$1,200,000

Karl B. Wagner	6/2/08				16,667	(2)			$898,351
	6/2/08						50,000	$55.43	$706,000
		$0	$500,000	$1,000,000

Thomas W. Hawkins	6/2/08				12,500	(2)			$673,750
	6/2/08						37,500	$55.43	$529,500
		$0	$425,000	$850,000

(1)	These columns reflect the range of payouts for 2008 annual cash bonuses under the MEDNAX 2008 Incentive Compensation Plan. Amounts actually earned in 2008 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “Annual Bonuses” in the Compensation Discussion and Analysis.
(2)	Represents restricted stock awards granted under the MEDNAX 2008 Incentive Compensation Plan. The restricted stock awards for all of the named executive officers vest as follows: if the Company’s net patient service revenue, as determined in accordance with generally accepted accounting principles (“GAAP”), for the twelve months ended March 31, 2009 equaled or exceeded $953,000,000, then each of the named executive officers’ restricted shares will vest in three equal increments on June 1, 2009 (“Increment 1”), June 1, 2010 (“Increment 2”) and June 1, 2011 (“Increment 3”). If, however, net patient service revenue does not equal or exceed $953,000,000 for that period, then Increment 1 will vest on the later of June 1, 2009 or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any 12 consecutive month period commencing on or after July 1, 2009 equals or exceeds $953,000,000 (the “Revenue Date”), Increment 2 will vest on the later of June 1, 2010 or the Revenue Date and Increment 3 will vest on the later of June 1, 2011 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2013, then the restricted shares shall lapse and become null and void. For a more detailed description of our restricted stock and restricted stock granting policies, see the sections entitled “Restricted Stock Awards” and “Equity Grant Practices” in the Compensation Discussion and Analysis.
(3)	Represents deferred stock vesting on August 20, 2013, subject to the satisfaction of certain performance criteria. A more detailed description of these deferred stock awards is provided under the heading “Restricted Stock Awards” in the Compensation Discussion and Analysis.
(4)	Represents stock option awards granted under the MEDNAX 2008 Incentive Compensation Plan. The stock option awards for all of the named executive officers vest in three equal annual installments beginning on June 1, 2009. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Stock Options” and “Equity Grant Practices” in the Compensation Discussion and Analysis.
(5)	This column shows the exercise price for the stock options granted, which was the greater of the closing price of a share of our common stock on the New York Stock Exchange on May 23, 2008 (the date the Compensation Committee awarded the options) or June 2, 2008, the effective date of the grant.
(6)	The grant date fair value of the restricted stock and stock option awards is determined pursuant to SFAS 123(R) and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in our 2008 Annual Report to Shareholders.

Outstanding Equity Awards at 2008 Fiscal Year-End

Name	Option Awards							Stock Awards
	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested		Market Value of Shares or Units of Stock That Have Not Yet Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (1)
Roger J. Medel, M.D.	50,000	(2)				$18.15	12/17/2011	6,944	(11)	$220,125	11,112	(12)	$352,250
	50,000	(3)				$19.92	12/16/2012				41,667	(13)	$1,320,844
	400,000	(4)				$12.90	04/02/2013				75,000	(14)	$2,377,500
	200,000	(5)				$30.99	05/20/2014				25,000	(14)	$792,500
	41,667	(6)				$44.70	06/01/2016
	16,666	(7)				$56.05	08/10/2017
			20,833	(8)		$44.70	06/01/2016
			33,334	(9)		$56.05	08/10/2017
			125,000	(10)		$55.43	06/02/2018

Joseph M. Calabro	15,625	(6)				$44.70	06/01/2016	5,208	(11)	$165,094	8,334	(12)	$264,188
	12,500	(7)				$56.05	08/10/2017				25,000	(13)	$792,500
			15,625	(8)		$44.70	06/01/2016
			25,000	(9)		$56.05	08/10/2017
			75,000	(10)		$55.43	06/02/2018

Karl B. Wagner	11,718	(6)				$44.70	06/01/2016	3,906	(11)	$123,820	6,250	(12)	$198,125
	9,375	(7)				$56.05	08/10/2017				16,667	(13)	$528,344
			11,719	(8)		$44.70	06/01/2016
			18,750	(9)		$56.05	08/10/2017
			50,000	(10)		$55.43	06/02/2018

Thomas W. Hawkins	20,833	(6)				$44.70	06/01/2016	3,472	(11)	$110,062	5,556	(12)	$176,125
	8,333	(7)				$56.05	08/10/2017				12,500	(13)	$396,250
			10,417	(8)		$44.70	06/01/2016
			16,667	(9)		$56.05	08/10/2017
			37,500	(10)		$55.43	06/02/2018

(1)	Based on a stock price of $31.70, which was the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2008.
(2)	These stock options vested on December 17, 2001.
(3)	These stock options vested on December 17, 2002.
(4)	These stock options vested in three equal installments on each of April 2, 2004, April 2, 2005 and April 2, 2006.
(5)	These stock options vested in three equal installments on each of November 20, 2004, November 20, 2005 and November 20, 2006.
(6)	These stock options vested in two equal installments on each of June 1, 2007 and June 1, 2008.

(7)	These stock options vested on June 1, 2008.
(8)	These stock options vest on June 1, 2009.
(9)	These stock options vest in two equal installments on each of June 1, 2009 and June 1, 2010.
(10)	These stock options vest in three equal installments on June 1, 2009, June 1, 2010 and June 1, 2011.
(11)	These restricted stock awards vest on June 1, 2009.
(12)	These restricted stock awards vest in two equal installments on each of June 1, 2009 and June 1, 2010.
(13)	These restricted stock awards vest as follows: if the Company’s net patient service revenue, as determined in accordance with generally accepted accounting principles (“GAAP”), for the twelve months ended March 31, 2009 equaled or exceeded $953,000,000, then each of the named executive officers’ restricted shares will vest in three equal increments on June 1, 2009 (“Increment 1”), June 1, 2010 (“Increment 2”) and June 1, 2011 (“Increment 3”). If, however, net patient service revenue does not equal or exceed $953,000,000 for that period, then Increment 1 will vest on the later of June 1, 2009 or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any 12 consecutive month period commencing on or after July 1, 2009 equals or exceeds $953,000,000 (the “Revenue Date”), Increment 2 will vest on the later of June 1, 2010 or the Revenue Date and Increment 3 will vest on the later of June 1, 2011 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2013, then the award of the restricted shares shall lapse and become null and void.
(14)	These deferred stock awards vest on August 20, 2013, subject to the satisfaction of certain performance criteria. For a more detailed description of these deferred stock awards, see “Restricted Stock Awards” in the Compensation Discussion and Analysis.

Option Exercises and Stock Vested in Fiscal Year 2008

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired Upon Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value of Shares Acquired Upon Vesting (2)
Roger J. Medel, M.D.	—	$—	34,721	$1,869,031

Joseph M. Calabro	—	$—	26,041	$1,401,787

Karl B. Wagner	—	$—	19,531	$1,051,354

Thomas W. Hawkins	—	$—	17,360	$934,489

(1)	These columns reflect restricted stock awards previously awarded to the named executive officer that vested during 2008.
(2)	Calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change in Control

On August 19, 2008, the Company entered into Employment Agreements with each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins. The Employment Agreements replaced those certain employment agreements entered into by and between the Company and each named executive officer in 2004. Each of these Employment Agreements provides for the Company to make certain payments and provide certain benefits to the executive upon termination of employment with the Company. Those provisions are summarized below.

Termination by Company for Cause. In the event that an executive’s employment with the Company is terminated by the Company for Cause, then the Company will pay the executive his base salary through the termination date at the rate in effect at the termination date and reimburse the executive for any reasonable business expenses incurred through the date of termination.

The term “Cause” is defined in each executive’s Employment Agreement to mean the executive’s (i) engagement in (A) willful misconduct resulting in material harm to the Company, or (B) gross negligence; (ii) conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of the Company’s assets; (iii) willful and continual failure, after written notice, to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with his position, duties, and authorities, the reasonable lawful mandates of his supervisor; or (iv) breach of the requirements of his employment agreement with respect to the Company’s confidential information. For purposes of this definition, acts or omissions taken by the executive in a good faith belief that they were in the best interests of the Company or if done at the express direction of the Company’s Board of Directors will not be deemed willful or grossly negligent.

Termination by Executive due to Poor Health or due to Executive’s Death. In the event that an executive terminates his employment because of Poor Health or the executive’s employment terminates because of his death, then the Company will pay to the executive (or his estate) his base salary to the termination date, pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with the Employment Agreement) and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive terminates his employment due to Poor Health, the executive will receive any disability payments otherwise payable under any plans provided by the Company.

Termination due to Disability. If the Company terminates the executive’s employment by reason of his Disability, then the Company will continue to pay to the executive his base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if the executive had not been terminated.

Termination by Company without Cause or by Executive for Good Reason or Due to Change in Control. If the Company terminates an executive’s employment without Cause (which requires not less than 90 days’ notice), an executive terminates his employment for any reason within one year after a Change in Control, the Company terminates his employment within 24 months following a Change in Control, or an executive terminates his employment for Good Reason, then the Company will (a) pay executive’s base salary through the termination date plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) (except in the case of Dr. Medel), continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) (except in the case of Dr. Medel) on the first and second anniversaries of the termination date, pay the executive an amount equal to the greater of his “average annual performance bonus” or his bonus for the year immediately preceding his termination, and (d) pay the executive a pro rata portion of the bonus he would have received for the year in which his employment terminates. For this purpose, “average annual performance bonus” means the executive’s base salary multiplied by a percentage equal to the average of the percentages that the performance bonuses paid to the executive for the three full calendar years prior to the termination bear to the executive’s base salary for the calendar year for which the performance bonus relates. If the termination is due to a Change in Control, then the performance bonuses referred to in (c) above would be paid to the executive in a lump sum within 90 days of the termination date. For purposes of this definition, “Good Reason” will not be deemed to exist unless the executive provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition and the Company fails to remedy the condition within 30 days after its receipt of such notice. Dr. Medel’s Employment Agreement does not provide for cash payments beyond the termination date in the circumstances described above. Instead, Dr. Medel’s Deferred Grants vest or continue to vest under those circumstances provided that, in certain instances, the Performance Vesting Threshold has been met. For a more detailed discussion, see the section entitled “Restricted Stock” in the Compensation Discussion and Analysis and “Vesting of Equity Awards” below.

The Employment Agreement for each named executive officer defines “Good Reason” to mean (i) a material diminution in the executive’s base salary or performance bonus eligibility; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including, in the case of the Chief Executive Officer, a requirement that Dr. Medel report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services under his Employment Agreement; or (vi) any other action or inaction that constitutes a material breach by the Company under his Employment Agreement.

The term “Change in Control” is defined in each executive’s Employment Agreement to mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than 50% of the Company’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors to constitute a majority of the Company’s Board of Directors during any two (2) consecutive year period after the date of each of the executive’s Employment Agreement (the “Two-Year Period”). “Applicable Directors” means those individuals who are members of the Company’s Board of Directors at the inception of the Two-Year Period and any new Director whose election to the Board of Directors or nomination for election to the Board of Directors was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

Termination by Executive. An executive may terminate his employment, other than for Good Reason or due to a Change in Control, upon 90 days’ notice to the Company. In such event, the Company will continue to pay the executive his base salary through the termination date, and if in connection with such termination the executive gives sufficient notice and executes a general release of the Company, then the Company will pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with his Employment Agreement). In addition, the Company will reimburse the executive for any reasonable business expenses incurred through the date of termination. If the Company specifies a termination date that is less than 90 days after the Company’s receipt of written notice of such termination from the executive, then the Company will continue to pay to the executive his base salary for a period ending on such 90th day.

Employment Transition and Severance Agreement. If the Company so requests within five business days following a termination of the executive’s employment by reason of the executive’s Disability, termination by the Company without Cause, termination by the executive due to Poor Health, or termination by the executive for Good Reason, then the executive will continue to be employed by the Company on a part time basis for a period (the “transition period”) to be determined by the Company of up to 90 days, unless extended by mutual agreement. During this transition period, the executive is required to perform such services as may reasonably be required for the transition to others of matters previously within the executive’s responsibilities. Unless otherwise mutually agreed, the executive will not be required to serve more than five days per month during the transition period. For services during the transition period, the executive will be compensated at a daily rate equal to his base salary immediately prior to the termination of his employment divided by 365.

Continuation of Group Health Coverage. The Employment Agreement for each of the named executive officers also provides for the continuation in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company during any severance period or transition period. For this purpose, “severance period” means the period after the termination date during which the executive continues to receive base salary payments following the termination of employment as described above. In addition, upon termination of the executive’s employment for any reason (in the case of Dr. Medel or, in the case of the other executives for any reason other than Cause) and only if the executive and his eligible dependants first irrevocably decline any continuation coverage provided pursuant to the applicable provisions in the Employee Retirement Income Security Act of 1974, the executive and his eligible dependents will be entitled to elect to continue in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company (the “Enhanced Coverage”), during a period of five years following the later of the termination date, the end of the severance period or the end of the transition period. In its sole discretion, the Company may provide health care insurance to the executive and his eligible dependants through one or several insurance carriers selected by the Company in lieu of the Enhanced Coverage (the “Alternate Enhanced Coverage”), provided the coverage is substantially comparable. The executive will pay the full cost of the Enhanced Coverage or the cost of the Alternate Enhanced Coverage, up to the cost of the plan for such period of coverage for similarly situated employees and covered beneficiaries.

Payments in the Event of a Change in Control. Each Employment Agreement for the named executive officers requires the Company to increase or “gross-up” any amounts payable to an executive that are contingent upon a Change in Control by an amount that will reimburse the executive, on an after-tax basis, for any excise tax imposed under Section 4999 of the Code, on any amounts that are deemed to be “excess parachute payments,” and for any interest or penalties incurred by an executive with respect to any such excise tax.

Vesting of Equity Awards. Each Employment Agreement provides that all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to an executive by the Company (other than Dr. Medel’s Deferred Grants) will continue to vest until fully vested following the termination of an executive’s employment due to Disability, death, termination without Cause, Poor Health or Good Reason. In addition, in the event of a Change in Control, such awards will automatically vest and, in the cases of stock options and stock appreciation rights, become immediately exercisable. In the case of Dr. Medel’s Deferred Grants, however, they will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to death, then the Deferred Grants will vest immediately. In addition, if Dr. Medel’s employment is terminated by the Company without Cause they will continue to vest in accordance with their terms, provided, that if such termination occurs after the Performance Vesting Threshold has been met, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change in Control, then the Deferred Grants will vest on such termination.

Payments of Unused Leave Time. In accordance with the Company’s Paid Time Off policies, an executive will be paid any earned but unused paid time off upon termination. This payment will occur in all termination events. In addition to the leave time that the executive accrues in any year, such executive may carry forward fifteen days of leave time from the prior year; therefore, the maximum payout upon termination for each executive would be the value of such executive’s contracted annual leave time plus fifteen carry-over days.

Restrictive Covenants. Pursuant to his Employment Agreement, each executive officer is subject to certain restrictive covenants that survive termination of employment. If the executive fails to comply with any of those restrictive covenants, he will not be entitled to receive any further payments or benefits as a result of the termination of his employment (other than his base salary through the date of termination and reimbursement of any reasonable business expenses incurred through the date of termination.) In addition, the Company then will have the right to terminate without advance notice any future payments and benefits of every kind that otherwise would be due to the executive on account of his termination of employment.

The following tables illustrate the payments and benefits that each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins would have received under his Employment Agreement if his employment with the Company had terminated for any of the reasons described above on December 31, 2008. The amounts presented in the tables, reflect compensation (including equity ownership) at such year end, are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

		TRIGGERING EVENT
Executive	Compensation Components	Change in Control	By Executive without Good Reason	By Company for Cause		By Company without Cause or by Executive for Good Reason	By the Company by Reason of Executive’s Disability	By Executive Due to Poor Health or Due to Executive’s Death
Roger J. Medel, M.D.	Cash Severance (1)	$475,000	$475,000	—	(4)	$475,000	$1,425,000	$475,000
	Long term Incentives (2)(5)	$5,063,219	—	—		$1,893,219	$5,063,219	$5,063,219
	Section 280G Gross-up (3)	—	—	—		—	—	—
	Other Compensation (6)	$198,000	$198,000	$198,000		$198,000	$198,000	$198,000
	Total Benefit to Employee	$5,736,219	$673,000	$198,000		$2,566,219	$6,686,219	$5,736,219

Joseph M. Calabro	Cash Severance (1)	$2,554,330	$210,000	—	(4)	$2,554,330	$810,000	$210,000
	Long term Incentives (2)	$1,221,782	—	—		$1,221,782	$1,221,782	$1,221,782
	Section 280G Gross-up (3)	—	—	—		—	—	—
	Total Benefit to Employee	$3,776,112	$210,000	$—		$3,776,112	$2,031,782	$1,431,782

Karl B. Wagner	Cash Severance (1)	$2,130,460	$175,000	—	(4)	$2,130,460	$675,000	$175,000
	Long term Incentives (2)	$850,289	—	—		$850,289	$850,289	$850,289
	Section 280G Gross-up (3)	—	—	—		—	—	—
	Total Benefit to Employee	$2,980,749	$175,000	$—		$2,980,749	$1,525,289	$1,025,289

Thomas W. Hawkins	Cash Severance (1)	$1,887,550	$148,750	—	(4)	$1,887,550	$573,750	$148,750
	Long term Incentives (2)	$682,437	—	—		$682,437	$682,437	$682,437
	Section 280G Gross-up (3)	—	—	—		—	—	—
	Total Benefit to Employee	$2,569,987	$148,750	$—		$2,569,987	$1,256,187	$831,187

(1)    Cash severance includes: (i) in the case of a termination by the executive without Good Reason, base salary through the date of termination, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year, as set forth in the Summary Compensation Table, if executive had not been terminated so long as executive gives sufficient notice and executes a general release of Company and a reimbursement for any reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason or due to Change in Control, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) (except in the case of Dr. Medel) continuation of base salary for 24 months after the termination date, (c) (except in the case of Dr. Medel) on the first and second anniversaries of the termination date, the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus (this amount is paid as a lump sum within 90 days of the termination date if the termination is in connection with a Change in Control) and (d) the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, (iii) in the case of termination by the Company on account of the executive’s Disability, continuation of base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, and (iv) in the case of termination by the executive due to executive’s Poor Health or death, the executive’s base salary through the termination date, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination.

(2)    This amount reflects the value of each of the executive’s unvested restricted and deferred shares as of December 31, 2008 that would become vested if a specified termination event had occurred on December 31, 2008. There is no intrinsic value for unvested options that would become vested as a result of a specified termination event because the exercise prices of such options exceed the closing price of a share of the Company’s common stock on December 31, 2008. In the case of a Change in Control, this accelerated vesting will occur whether or not the executive’s employment is terminated; however, see footnote 5 below.

(3)    If both a Change in Control occurred and the executive’s employment terminated on December 31, 2008, and the executive received the estimated payments shown in the Change in Control column of this table on that date, those payments would not have resulted in any excess parachute payment under Section 280G of the Code and thus no gross-up payments would have been required with respect to those payments. Whether or not a payment will constitute an “excess parachute payment,” however, depends not only upon the value of the payments that are contingent upon a Change in Control but also upon the average of an executive’s W-2 compensation for the five years immediately prior to the year in which the Change in Control occurs. Thus, facts and circumstances at the time of any Change in Control and termination thereafter, as well as changes in the executive’s compensation history preceding the Change in Control, could materially impact whether and to what extent any excise tax would be imposed and therefore the amount of any gross-up payment.

(4)    If the executive is terminated for Cause then the Company will continue to pay the executive his base salary through the termination date plus reimbursement for any reasonable business expenses incurred through the date of termination.

(5)    For specified termination events, this amount includes the 100,000 shares of Deferred Stock under the Deferred Grants in connection with the execution of Dr. Medel’s Employment Agreement dated August 20, 2008. The Deferred Grants are subject to performance based vesting requirements that will cause their forfeiture unless the Company’s net patient service revenues for any four consecutive quarters that elapse during the period commencing on October 1, 2008 and ending on the fifth anniversary of the date of grant equal or exceed $1,050,000,000 (the “Performance Vesting Threshold”). The Deferred Grants will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to death, then the Deferred Grants will vest immediately. In addition, if Dr. Medel’s employment is terminated by the Company without Cause they will continue to vest in accordance with their terms, provided that if such termination occurs after the Performance Vesting Threshold has been met, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change in Control, then the Deferred Grants will vest on such termination. Deferred Stock has been excluded from each triggering event that does not cause vesting notwithstanding that the Performance Vesting Threshold has not yet been achieved.

(6)    If Dr. Medel’s employment is terminated for any reason, the Company will reimburse Dr. Medel for mutually agreed upon lease space and reasonable wages to an administrative assistant for two years from his date of termination. This amount represents the approximate cost of lease space and reasonable wages to an administrative assistant for two years.

DIRECTOR COMPENSATION

In 2008, each non-employee Director received the following: (i) an annual retainer fee of $50,000, payable quarterly, (ii) an annual fee of $7,500 for attendance at meetings, payable quarterly, (iii) an additional retainer fee of $50,000, payable quarterly, for the Chairman of the Board of Directors, (iv) an additional retainer fee of $20,000, payable quarterly, for the chair of the Audit Committee, and (v) an additional retainer fee of $10,000 per committee, payable quarterly, for the chair of any committee of the Board of Directors other than the Audit Committee. In addition, it is MEDNAX’s policy to award annually (on the date of each annual shareholders’ meeting) to each non-employee Director options vesting in three equal annual installments over a three-year period commencing on the anniversary of the date of grant to purchase 5,334 shares of our common stock at an exercise price equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of grant.

It is MEDNAX’s policy to award each non-employee Director upon his or her initial appointment to the Board of Directors an option to purchase 13,334 shares of our common stock effective on the date of such non-employee Director’s appointment, at an exercise price equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of grant with a three-year vesting period. We grant stock options to purchase our common stock to our Directors because we believe that it helps foster a long-term perspective and aligns our Directors’ interests with that of our shareholders. MEDNAX also reimburses all of its Directors for out-of-pocket expenses incurred in connection with the rendering of services as a Director.

See “Executive Compensation” for information regarding Dr. Medel’s compensation as Chief Executive Officer of MEDNAX.

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)	All Other Compensation	Total Compensation
Cesar L. Alvarez	$107,500	$91,103	$0	$198,603
Waldemar A. Carlo, M.D.	$57,500	$91,103	$0	$148,603
Michael B. Fernandez	$67,500	$91,103	$0	$158,603
Roger K. Freeman, M.D.	$67,500	$91,103	$0	$158,603
Paul G. Gabos	$77,500	$91,103	$0	$168,603
Dany Garcia	$14,375	$13,370	$0	$27,745
Pascal J. Goldschmidt, M.D.	$67,500	$125,970	$0	$193,470
Manuel Kadre	$57,500	$133,092	$0	$190,592
Enrique J. Sosa	$57,500	$91,103	$0	$148,603

(1)	This table includes all non-employee Directors who served as directors in 2008. Compensation for Dr. Medel is disclosed in the Summary Compensation Table. Dr. Medel does not earn additional income for his service as a Director.
(2)	This column reports the amount of cash compensation earned in 2008 for Board and committee service.
(3)	This column represents the dollar amount of compensation expense, excluding the impact of estimated forfeitures, recognized in our financial statements for the 2008 fiscal year in accordance with SFAS 123(R). Under SFAS 123(R), the compensation expense related to stock option grants is based on grant date fair value and allocated over the corresponding vesting periods. The amounts reflected include compensation expense related to grants with vesting in 2008, including grants awarded prior to 2008. The options awarded to Ms. Garcia upon her appointment in November 2008 had a fair value of $10.35 per share, based on assumptions of 4.5 years expected life, 29% expected volatility and a risk free interest rate of 2.6%. All other options awarded to Directors in 2008 had a fair value of $13.52, based on assumptions of 4 years expected life, 25% expected volatility and a risk free interest rate of 2.9%. The following Directors had outstanding option awards at the 2008 fiscal year end for the following number of shares of our common stock: Mr. Alvarez (76,022), Dr. Carlo (56,002), Mr. Fernandez (14,224), Dr. Freeman (40,002), Mr. Gabos (60,002), Ms. Garcia (13,334), Dr. Goldschmidt (30,668), Mr. Kadre (21,255) and Mr. Sosa (44,002).

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEDNAX’s executive officers and Directors, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Our executive officers, Directors and greater than 10% shareholders are also required by rules promulgated by the Securities and Exchange Commission to furnish MEDNAX with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to MEDNAX, the absence of a Form 3, 4 or 5, or representations from certain reporting persons that no Forms 5 were required, MEDNAX believes that all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2008.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of common stock of MEDNAX as of March 10, 2009 for the following:

•	Each person known to us to be a beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our Directors;

•

Our Chief Executive Officer and the other executive officers of MEDNAX who were named in the Summary Compensation Table and serving as executive officers at the end of the last completed fiscal year; and

•	All of our Directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)
	Shares	Percent
Janus Capital Management LLC (3)	3,414,984	7.5%
Roger J. Medel, M.D. (4)	904,646	2.0%
Cesar L. Alvarez (5)	77,112	*
Waldemar A. Carlo, M.D. (6).	47,112	*
Michael B. Fernandez (7)	240,572	*
Roger K. Freeman, M.D. (8)	31,912	*
Paul G. Gabos (9)	51,112	*
Dany Garcia (10)	—	*
Pascal J. Goldschmidt, M.D. (11)	21,778	*
Manuel Kadre (12)	9,752	*
Enrique J. Sosa (13)	35,112	*
Joseph M. Calabro (14)	112,716	*
Thomas W. Hawkins (15)	82,457	*
Karl B. Wagner (16)	84,284	*
All Directors and executive officers as a group (15 persons) (17)	1,796,084	3.9%

*	Less than one percent
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323. Each holder is a beneficial owner of common stock of MEDNAX.
(2)

Based on 45,684,993 shares of common stock issued and outstanding as of March 10, 2009. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange

Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 10, 2009, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)	Based on a Schedule 13G filed with the SEC on February 17, 2009. Janus Capital Management LLC’s address is 151 Detroit Street, Denver, Colorado 80206.
(4)	Includes (i) 86,110 shares of common stock directly owned; (ii) 480 shares of common stock owned by Dr. Medel’s children, as to which Dr. Medel disclaims beneficial ownership; (iii) 758,333 shares of common stock subject to options exercisable within 60 days of March 10, 2009; and (iv) 59,723 shares of unvested restricted stock which Dr. Medel presently has the power to vote. Excludes 100,000 shares of Deferred Stock awarded on August 20, 2008 and vesting on August 20, 2013, subject to the satisfaction of certain performance criteria.
(5)	Includes (i) 10,000 shares of common stock directly owned; and (ii) 67,112 shares of common stock subject to options exercisable within 60 days of March 10, 2009. Mr. Alvarez’s address is 1221 Brickell Avenue, 22nd Floor, Miami, Florida 33131.
(6)	All 47,112 shares of common stock are subject to options exercisable within 60 days of March 10, 2009.
(7)	Includes (i) 121,778 shares of common stock directly owned; (ii) 100,000 shares of common stock beneficially owned by MBF Family Investments, L.P., a Nevada limited partnership controlled by Mr. Fernandez; (iii) 11,160 shares of common stock beneficially owned through a self-directed IRA; (iv) 2,300 shares of common stock jointly owned by Mr. Fernandez and his spouse; and (v) 5,334 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(8)	Includes (i) 800 shares of common stock directly owned; and (ii) 31,112 shares of common stock subject to options exercisable within 60 days of March 10, 2009.
(9)	All 51,112 shares of common stock are subject to options exercisable within 60 days of March 10, 2009.
(10)	Dany Garcia was elected as a Director in November 2008 and upon her election was awarded options to acquire 13,334 shares of common stock with a three year vesting period. None of these options are exercisable within 60 days of March 10, 2009.
(11)	All 21,778 shares of common stock are subject to options exercisable within 60 days of March 10, 2009.
(12)	All 9,752 shares of common stock are subject to options exercisable within 60 days of March 10, 2009.
(13)	All 35,112 shares of common stock are subject to options exercisable within 60 days of March 10, 2009.
(14)	Includes (i) 46,043 shares of common stock directly owned; (ii) four shares of common stock directly owned by his wife which were acquired through the Company’s employee stock purchase plans and as to which Mr. Calabro disclaims beneficial ownership; (iii) two shares of common stock subject to options exercisable within 60 days of March 10, 2009, held by his wife and as to which Mr. Calabro disclaims beneficial ownership; (iv) 28,125 shares of common stock subject to options exercisable within 60 days of March 10, 2009; and (v) 38,542 shares of unvested restricted stock which Mr. Calabro presently has the power to vote.
(15)	Includes (i) 31,763 shares of common stock directly owned; (ii) 29,166 shares of common stock subject to options exercisable within 60 days of March 10, 2009; and (iii) 21,528 shares of unvested restricted stock which Mr. Hawkins presently has the power to vote.
(16)	Includes (i) 19,531 shares of common stock directly owned; (ii) 13,907 shares of common stock beneficially owned by RMMR Properties L.P., a Delaware limited partnership controlled by Mr. Wagner (“RMMR”); (iii) 696 shares accumulated through the Company’s 401(k) thrift and profit sharing plans; (iv) 2,234 shares directly owned by RMMR that were acquired through the Company’s employee stock purchase plans; (v) 21,093 shares of common stock subject to options exercisable within 60 days of March 10, 2009; and (vi) 26,823 shares of unvested restricted stock which Mr. Wagner presently has the power to vote.
(17)	Includes (i) 1,159,002 shares of common stock subject to options exercisable within 60 days of March 10, 2009; and (ii) 165,922 shares of unvested restricted stock which certain executive officers presently have the power to vote.

INDEPENDENT AUDITORS

Appointment of Independent Auditors for 2008

MEDNAX’s independent auditor for the year ended December 31, 2008, was the firm of PricewaterhouseCoopers LLP (“PwC”). Subject to shareholder ratification, the Audit Committee has reappointed PwC as the independent registered certified public accounting firm to perform audit services for MEDNAX in 2009. MEDNAX expects that representatives of PwC will attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by PwC for the indicated services rendered during fiscal years 2008 and 2007 were as follows:

Audit Fees

PwC has billed MEDNAX $1,184,000 in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2008, reviews of MEDNAX’s interim consolidated financial statements which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2008, the statutory audit of MEDNAX’s wholly-owned captive insurance subsidiary, and the review of certain SEC filings. During 2007, audit fees totaled $1,136,000 and included professional services for the audit of MEDNAX’s consolidated financial statements and internal controls over financial reporting for the year ended December 31, 2007, reviews of MEDNAX’s interim consolidated financial statements which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2007 and statutory audits of MEDNAX’s wholly-owned captive insurance subsidiary.

Audit Related Fees

During 2008, PwC billed MEDNAX $65,000 for the audit of MEDNAX’s benefit plans. During 2007, audit related fees totaled $1,750,000 and included professional services related to MEDNAX’s benefit plans, review of MEDNAX’s historical stock option granting practices, and consultations concerning financial accounting and reporting standards.

Tax Fees

During 2008 and 2007, PwC did not bill us for any tax consultation services.

All Other Fees

There were no other fees billed by PwC for 2008 or 2007.

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of independent auditors to perform any proposed auditing and non-auditing services as outlined in its charter. The Audit Committee has not established policies and procedures separate from its charter concerning the pre-approval of auditing and non-auditing related services. As required by Section 10A of the Exchange Act, our Audit Committee has authorized all auditing and non-auditing services provided by PwC during 2008 and the fees paid for such services.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered certified public accounting firm for the 2009 fiscal year. PricewaterhouseCoopers LLP was our independent auditor for the fiscal year ended December 31, 2008. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year absent contrary instructions.

MEDNAX’s Board of Directors Recommends a Vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2009 fiscal year.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent in accordance with the recommendation of MEDNAX’s Board of Directors.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to our Director of Investor Relations, at 1301 Concord Terrace, Sunrise, FL 33323, by calling (954) 384-0175 or via the Internet at www.mednax.com.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

As more specifically provided in our Articles of Incorporation, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote who has delivered proper notice to us, together with the information required by our Articles of Incorporation, not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s notice of annual meeting. Accordingly, any shareholder proposal to be considered at the 2010 Annual Meeting of Shareholders must be properly submitted to us on or before November 24, 2009, but not earlier than September 25, 2009, or such proposal will be considered untimely. A copy of the provision of MEDNAX’s Articles of Incorporation relating to shareholder nominations is available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our Proxy Statement for the 2010 Annual Meeting of Shareholders.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2010 Annual Shareholders Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and MEDNAX’s Articles of Incorporation. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Secretary, at the address noted above, not later than November 24, 2009. No shareholder proposal was properly received for inclusion in this Proxy Statement.

1301 Concord Terrace

Sunrise, Florida 33323-2825

MEDNAX, INC. 1301 CONCORD TERRACE SUNRISE, FL 33323-2825	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PDXMG1                                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDNAX, INC.	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
Except” and write the number(s) of the
THE BOARD OF DIRECTORS RECOMMENDS				nominee(s) on the line below.
A VOTE “FOR” ITEMS 1 AND 2.
	☐	☐	☐
Vote on Directors
1. ELECTION OF DIRECTORS
Nominees:
01) Cesar L. Alvarez	06) Dany Garcia
02) Waldemar A Carlo, M.D.	07) Pascal J. Goldschmidt, M.D.
03) Michael B. Fernandez	08) Roger J. Medel, M.D.
04) Roger K. Freeman, M.D.	09) Manuel Kadre
05) Paul G. Gabos	10) Enrique J. Sosa, Ph.D.
Vote on Proposals
						For	Against	Abstain
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2009.						☐	☐	☐
3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.						☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PDXMG2

MEDNAX, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2009

The shareholder(s) hereby appoint(s) Roger J. Medel, M.D., Thomas W. Hawkins and Karl B. Wagner, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MEDNAX, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on Wednesday, May 6, 2009, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2009.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE